Exhibit 99.1

ARIAD Announces Initiation of Ponatinib (AP24534) Pivotal Trial in Drug-Resistant or Intolerant Chronic Myeloid Leukemia

~ Registration trial for approval of ponatinib in CML

~ Regulatory agency agreement secured for trial design

~ Conference call today at 9:00 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 13, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initiation of the pivotal Phase 2 clinical trial of its investigational pan-BCR-ABL inhibitor, ponatinib (previously known as AP24534), in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia positive acute lymphoblastic leukemia (Ph+ ALL). The PACE (Ponatinib Ph+ ALL and CML Evaluation) trial is designed to provide definitive clinical data for regulatory approval of ponatinib in this setting. Ponatinib has been granted orphan drug status in both the United States and Europe for the treatment of CML and Ph+ ALL.

“The start of the pivotal PACE trial represents an important step in the development of our second molecularly targeted cancer therapy,” stated Harvey J. Berger, M.D., chairman and chief executive officer. “With the strong clinical evidence observed to date of hematologic, cytogenetic and molecular anti-leukemia activity of ponatinib in heavily pretreated patients with CML, including those patients with the T315I mutation for whom no current treatments are available, we are highly optimistic about the likelihood of success for ponatinib in this registration trial. We also believe that the time to full patient enrollment in this study and to potential regulatory approval of ponatinib will be swift.”

Trial Design

The PACE trial is a global, single-arm clinical study of oral ponatinib in 320 patients with chronic phase, accelerated phase, or blast phase CML, as well as Ph+ ALL. Patients resistant or intolerant to dasatinib (Sprycel®) or nilotinib (Tasigna®), or with T315I mutation of BCR-ABL, will be enrolled in the trial. Patients will be grouped into one of six separate cohorts based on their phase of CML (i.e., chronic, accelerated or blast) and BCR-ABL mutation status (i.e., with or without the T315I mutation); Ph+ ALL patients will be grouped with blast phase CML. A total of 160 patients with chronic phase CML will be included. The primary endpoints are major cytogenetic response rate for chronic phase patients and major hematologic response rate for accelerated or blast phase CML patients and Ph+ ALL patients. Secondary endpoints in the trial include major molecular response rate, duration of response, progression-free survival, and overall survival.

Patients will receive ponatinib in tablet form once daily at a dose of 45 mg. The PACE trial will be conducted at approximately sixty centers in North America, Europe, Australia and Asia. Full patient enrollment is anticipated by year-end 2011.

“Clinical results from the ongoing Phase 1 trial of ponatinib, taken together with the preclinical data that characterize ponatinib as a potent, pan-BCR-ABL inhibitor, provide a strong rationale for advancing directly to a pivotal trial of ponatinib in a population of patients who have extremely limited, if any, treatment options,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center and a leading investigator in the PACE trial. “There is great interest in the PACE trial from clinicians and patients, and I look forward to having this investigational option available for patients with this disease.”

Regulatory Agency Agreement on Study Design

The PACE trial protocol was developed in consultation with leading CML experts from around the world. The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) provided valuable input on the design and analysis of the pivotal trial. Based on these favorable interactions and depending on the actual results of this pivotal trial, ARIAD anticipates that it will be able to submit data from this single-arm trial with six months of follow-up response data.

All patients in the PACE trial will be genotyped in a central laboratory upon enrollment in the study to determine their BCR-ABL mutation status. Direct sequencing for determination of the T315I mutation will be applied rigorously and uniformly throughout the study. In parallel, ARIAD is proceeding with plans to have a companion diagnostic test for the T315I mutation developed and commercialized. The need for a commercialized companion diagnostic test in the United States applies only to the T315I cohorts and not to the larger resistant/intolerant CML patient population.

“We will use the same diagnostic test to determine T315I mutation status in the PACE trial that we used in the Phase 1 clinical trial of ponatinib, performed at a single site and applied uniformly,” stated Frank G. Haluska, M.D., Ph.D., vice president and chief medical officer at ARIAD. “We have agreement with the FDA on how to proceed with genotypic evaluation of all patients in the PACE trial and will finalize plans for development and commercialization of the companion diagnostic as the PACE trial moves ahead.”

The conduct of the PACE clinical trial will be overseen by a Steering Committee comprising leading experts in the CML field, including:

  Michele Baccarani, M.D., Professor and Head, Institute of Hematology and Oncology, Universita di Bologna, Bologna, Italy
  Jorge Cortes, M.D., Professor and Deputy Chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center
  Michael Deininger, M.D., Ph.D., Division Chief of Hematology, University of Utah, Huntsman Cancer Institute, Salt Lake City, Utah
  John Goldman, DM, FRCP, FRCPath, Emeritus Professor and Senior Research Investigator, Imperial College, London, UK
  Francois Guilhot, M.D., Professor and Head, Oncology and Hematology, Entre Hospitalier Universitaire, Poitiers, France
  Andreas Hochhaus, M.D., Professor, Hematology/Oncology, Universitatsklinikum, Jena, Germany
  Timothy Hughes, M.D., Professor and Head, Department of Haematology, Institute of Medicine and Veterinary Science, Adelaide, Australia
  Neil Shah, M.D., Ph.D., Assistant Professor, Hematology/Oncology, University of California San Francisco School of Medicine, San Francisco, California
  Moshe Talpaz, M.D., Associate Director of Translational Research and Associate Chief of Hematologic Malignancies, Trotman Professor of Leukemia Research, University of Michigan Medical Center

For more information about the PACE trial, patients and physicians should visit www.ariad.com, call the U.S. toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or e-mail inquiries to PACEtrial@ariad.com.

Conference Call and Webcast Today at 9 a.m. ET

ARIAD senior management will hold an investor conference call and webcast at 9:00 a.m. (ET) today, September 13, 2010, to discuss the initiation of the pivotal Phase 2 trial of ponatinib in patients with resistant or intolerant chronic myeloid leukemia. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866.730.5763 (domestic) or 857.350.1587 (international) five minutes prior to the start time and providing the pass code 10619323. A replay of the webcast will be available on the ARIAD website approximately two hours after completion of the call and will be archived for four weeks.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in pivotal Phase 2 clinical development in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the likelihood of success for ponatinib in this pivotal trial, the timing of full patient enrollment in this study and of potential regulatory filings and the likelihood of developing a companion diagnostic test for the T315I mutation as part of the registration strategy. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Tasigna® is a registered trademark of Novartis AG, and Sprycel® is a registered trademark of Bristol-Myers Squibb Company.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208